FOR IMMEDIATE RELEASE November 27, 2002	Media Contact: John Kyte 803-933-4224

SAFETY-KLEEN FILES JOINT PLAN OF REORGANIZATION WITH COURT

COLUMBIA, SC – Safety-Kleen Corp. today announced that it has filed with the U.S. Bankruptcy Court in Wilmington, Delaware, a proposed joint plan of reorganization and disclosure statement for the Company and the majority of its subsidiaries. Safety-Kleen voluntarily filed for Chapter 11 protection on June 9, 2000.

“This is a very important day for Safety-Kleen, its customers and employees,” said Company Chairman, CEO and President Ronald A. Rittenmeyer. “With this filing, we enter into the final phase of bankruptcy protection.”

“Today, Safety-Kleen is investing heavily in its people and advanced technology, and the Company is poised to emerge from bankruptcy as a leaner, more competitive company that’s focused exclusively on its core lines of business,” Rittenmeyer said.

The proposed joint plan of reorganization and disclosure statement is subject to Bankruptcy Court approval and, if approved, could become effective early in 2003. Rittenmeyer noted that the plan could change during the approval process.

A complete copy of Safety-Kleen’s Joint Plan of Reorganization, as filed with the U.S. Bankruptcy Court, is available on-line at www.safety-kleen.com.

Private Securities Litigation Reform Act:
Sections of this release constitute forward-looking statements that involve a number of risks and uncertainties. Many factors could cause actual results to differ materially from our expected results. These factors include risks associated with approval and implementation of the Joint Plan of Reorganization; actual emergence from Chapter 11 bankruptcy protection; continued productive relations with creditors; the continued availability of credit; changes in demand for the Company’s services; and competition.

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